Exhibit (h)

Loeb & Loeb LLP 10100 Santa Monica Blvd. Suite 2200 Los Angeles, CA 90067	Main 310.282.2000 Fax 310.282.2200

July 11, 2024

Zura Bio Limited

1489 W. Warm Springs Rd. #110

Henderson, NV 89014

Re:	Registration Statement on Form S-4

Ladies and Gentlemen:

We have acted as counsel to Zura Bio Limited (“Company”), a Cayman Islands exempted company, in connection with the Registration Statement on Form S-4 under the Securities Act of 1933, as amended (the “Securities Act”), filed on July 11, 2024 (the “Registration Statement”), relating to (i) the Company’s offer to exchange (the “Exchange Offer”) any and all of the Company’s outstanding public and private warrants that were issued in connection with its initial public offering (the “IPO Warrants”) to purchase Class A ordinary shares, par value $0.0001 per share (“Class A Ordinary Shares”), of the Company for 0.3 Class A Ordinary Shares per IPO Warrant and (ii) the solicitation of consents (the “Consent Solicitation”) from the holders of all outstanding IPO Warrants to amend that certain warrant agreement, dated as of July 16, 2021, by and between the Company (as successor to JATT Acquisition Corp, the Company’s predecessor and a Cayman Islands exempted company (“JATT”)) and Continental Stock Transfer & Trust Company (“CST”), as warrant agent(the “Warrant Agreement”), which governs all of the IPO Warrants, to permit the Company to require that each IPO Warrant that is outstanding upon the closing of the Exchange Offer be converted into 0.27 Class A Ordinary Shares pursuant to a proposed amendment to the Warrant Agreement described in the Registration Statement. For the avoidance of doubt, the IPO warrants do not include the pre-funded warrants the Company issued in 2023 and 2024.

In providing our opinion, we have examined the Registration Statement, and such other documents as we have deemed necessary or appropriate for purposes of this opinion.

In connection with rendering our opinion, we have assumed (without any independent investigation or review thereof) that (i) all original documents submitted to us (including signatures thereto) are authentic, all documents submitted to us as copies conform to the original documents, all such documents have been duly and validly executed and delivered where due execution and delivery are a prerequisite to the effectiveness thereof, and all parties to such documents had or will have, as applicable, the requisite corporate powers and authority to enter into such documents and to undertake and consummate the Exchange Offer and the Consent Solicitation, (ii) all factual representations, warranties and statements made or agreed to by the Company and by its management, employees, officers, directors, and shareholders in connection with the Exchange Offer, including, but not limited to, those set forth in the Registration Statement, are true, correct and complete as of the date hereof without regard to any qualification as to knowledge, belief, or otherwise and will remain true, correct, and complete at all relevant times, and (iii) the description of the Exchange Offer and the Consent Solicitation in the Registration Statement is accurate, complete, and correct, the Exchange Offer and the Consent Solicitation will be consummated in accordance with such description without any waiver or breach of any material provision thereof, and the Exchange Offer will be effective under applicable corporate law as described in the Registration Statement.

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For the United States offices, a limited liability partnership including professional corporations. For Hong Kong office, a limited liability partnership.

Zura Bio Limited July 11, 2024 Page 2

Based on the foregoing and subject to the assumptions, limitations and qualifications stated in the Registration Statement and herein, we hereby confirm and adopt as our opinion the statements of United States federal income tax law on the date hereof as set forth in the Registration Statement under the caption “Market Information, Dividends, and Related Shareholder Matters—Material U.S. Federal Income Tax Consequences."

This opinion is based upon the existing provisions of the Internal Revenue Code of 1986, as amended, Treasury Regulations promulgated thereunder, published revenue rulings and procedures from the United States Internal Revenue Service (“IRS”) and judicial decisions, all as in effect on the date hereof. Any such authority is subject to change, and any change may be retroactive in effect and may affect our opinion as set forth herein. Our opinion is based on the facts, assumptions and representations set forth in the Registration Statement and this opinion. If any of the facts, assumptions or representations is not true, correct or complete, our opinion may not be applicable. We undertake no responsibility to update this opinion or to advise you of any developments or changes as a result of a change in legal authority, fact, representation, assumption or document, or any inaccuracy in any fact, representation or assumption, upon which this opinion is based, or otherwise.

Our opinion is not binding on the IRS or a court. The IRS may disagree with one or more of our conclusions, and a court may sustain the IRS’s position.

Except as expressly provided herein, we express no opinion with respect to any tax matter. For the avoidance of doubt, we express no opinion with respect to the passive foreign investment company status of the Company.

We hereby consent to the filing of this letter as an exhibit to the Registration Statement and to the reference to this firm as counsel to Company under the caption “Market Information, Dividends, and Related Shareholder Matters—Material U.S. Federal Income Tax Consequences” in the Registration Statement, without implying or admitting that we are “experts” within the meaning of the Securities Act or the rules and regulations promulgated thereunder, with respect to any part of the Registration Statement, including this exhibit.

Very truly yours,

/s/ Loeb & Loeb LLP

Loeb & Loeb LLP